Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

This is an EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") dated as of October 1, 2016 (the "Effective Date"). between Mid-Southern Savings Bank, FSB (the "Bank"), and Alexander G. Babey ("Executive").

Agreement

The Bank and Executive agree as follows:

1.	Employment and Term

The Bank will employ Executive as President and Chief Executive Officer, and Executive accepts the employment, on the terms and conditions set forth in this Agreement. Unless earlier terminated pursuant to Section 5, the initial term of this Agreement begins on the Effective Date and ends on the three-year anniversary of the Effective Date; thereafter, the term of this Agreement will automatically be extended for additional 12-month periods unless the Bank or Executive gives a notice of nonrenewal to the other party at least 60 days before the end of the initial term or the then-current 12-month period. The "Term" of this Agreement is the initial term together with all 12-month extensions. The Term will end upon the termination of this Agreement by one or more of the parties hereto.

2.	Duties and Responsibilities

Executive will perform the duties customary for the position of President and Chief Executive Officer and any specific duties assigned from time to time by the Bank’s Board of Directors (the "Board"). Throughout the Term, Executive agrees to use his best efforts for the Bank's benefit and to devote his full time, attention, and energies to the Bank's business. Executive reports to the Bank's Board and will also serve as a member of the Bank's Board.

Executive may engage in other business activities with the Board's approval and may invest his personal assets so long as the investment does not interfere with his performance under this Agreement and so long as no single or group of investments place Executive's financial well- being at risk. The Bank will provide Executive with an office, a computer, and such other facilities, equipment. supplies, and services as are reasonably suitable to his position.

Executive will also serve as an executive officer and member of the Board of Directors of the Bank’s parent, Mid- Southern Mutual Holding Company (the "Holding Company").

3.	Compensation; Benefits.

(a) Base Salary. While employed by the Bank, Executive will be paid $155,000 annually (the "Base Salary") as compensation for his services under this Agreement, payable on the Bank’s normal payroll schedule. Executive’s Base Salary will be reviewed periodically and may be increased from time to time by the Board in its sole discretion. Executive’s Base Salary may only be decreased with his consent.

(b)Benefits. To the extent permitted under the applicable plan documents, Executive is entitled to participate in all benefit plans and arrangements generally available to employees of the Bank and in any supplementary benefits provided to senior executives of the Bank, all in accordance with the terms of such plans and programs. The Bank has the right to modify the benefits available to its employees and senior executives from time to time.

(c)Car Allowance. The Bank will provide Executive an annual car allowance in the amount of $10,000, payable in equal monthly installments. The car allowance will be included in Executive's first pay check of each month, and will be treated as taxable income to Executive, subject to normal payroll withholding.

(d)Business Expenses. The Bank will reimburse Executive for reasonable, ordinary, documented, and necessary business expenses incurred by Executive in performing his duties in accordance with the Bank's expense reimbursement policy. Any reimbursements that may create taxable income to Executive must be submitted for reimbursement as soon as practicable and will be paid in no event later than the 74th day after the end of Bank's taxable year in which the expenses are incurred.

(e)Vacation and Holidays. In addition to paid holidays under the Bank's policies applicable to employees generally, Executive is entitled to paid vacation time in accordance with the Bank's vacation policies as in effect from time to time, which currently provide Bank management with 20 days of paid vacation per year. Unless otherwise provided by the Bank's vacation policies as in effect from time to time, (i) unused vacation for any year during the Term may not be accumulated for use in subsequent years, and (ii) Executive is not entitled to any additional compensation for failure to use vacation time.

4.	Bonuses.

(a)Change in Control Payment.

(i)If a Change in Control (as is defined below) of the Bank occurs during the Term and if Executive has a Termination of Employment because (A) Executive voluntarily terminates his employment with the Bank as of a date within 60 to 90 days after the Change in Control, (B) Executive's employment with the Bank is terminated by the Bank without Cause within two years after the Change in Control, or (C) Executive voluntarily terminates his employment with the Bank for Good Reason within two years of a Change in Control; then in each case if, and only if, Executive resigns as an officer and director of both the Bank and the Holding Company and agrees not to file any administrative charge or lawsuit relating to Executive's prior employment with the Bank and agrees to release Bank and all of its then current and former directors, trustees, officers, employees, agents, members, and affiliated companies from any and all claims, in an agreement in such form as is determined by the Bank, which agreement is not revoked if allowed by its terms, the Bank shall make a "Change in Control Payment" as provided below . Executive must execute and deliver the release agreement to the Bank on the date set by the Bank, which shall be no later than 60 days following Executive's Termination of Employment, and the release will be delivered by the Bank to the Executive at least 21 days before the deadline set for its return.

(ii)For purposes of the timing of payments under the Agreement, "Termination of Employment" shall mean the date the Executive and the Bank reasonably anticipate that (A) Executive will not perform any further services for the Bank or any other entity considered a single employer with the Bank under Section 414(b) or (c) of the Internal Revenue Code of 1986, as amended ("Code") (but substituting 50% for 80% in the application thereof) (the "Employer Group" ), or (B) the level of bona fide services Executive will perform for the Employer Group after that date will permanently decrease to less than 20% of the average level of bona fide services performed over the previous 36 months (or if shorter over the duration of service). For this purpose, service performed as an employee or as an independent contractor is counted, except that service as a member of the Board of an Employer Group entity is not counted unless termination benefits under this Agreement are aggregated with benefits under any other Employer Group plan or agreement in which Executive also participates as a director. Executive will not be treated as having a termination of his employment while he or she is on military leave, sick leave or other bona fide leave of absence if the leave does not exceed six months or, if longer, the period during which Executive has a reemployment right under statute or contract. If a bona fide leave of absence extends beyond six months, Executive's employment will be considered to terminate on the first day after the end of such six-month period, or on the day after Executive's statutory or contractual reemployment right lapses, if later. The Bank will determine when Executive's Date of Termination occurs based on all relevant facts and circumstances, in accordance with Treasury Regulation Section l.409A-l (h).

(iii)For this purpose, termination by the Bank for "Cause" shall mean termination on account of (A) the willful and continued failure by Executive to substantially perform his duties with the Bank after written demand for substantial performance has been delivered to Executive by the Bank and Executive has been given a reasonable opportunity for cure; or (B) the willful engaging by Executive in gross misconduct materially and demonstrably injurious to the Bank or its reputation; (C) breach of fiduciary duty involving personal profit; or (D) material violation of any law, rule or regulation other than traffic violations or similar offenses. For purposes of this definition, no act, or failure to act, on Executive's part shall be considered "willful" unless done, or admitted to be done, by Executive not in good faith and without reasonably belief that Executive's action or omission was in the best interest of the Bank.

(iv)Termination by Executive for "Good Reason" means Executive's Termination of Employment due to his resignation from the Bank no more than 60 days after (A) the Bank reduces or changes Executive's duties to those which are clearly not consistent with executive status; (B) the Bank requires Executive to change his principal work location by at least 30 miles and Executive refuses to make such move; or (C) the Bank reduces Executive's base salary, in each case which condition is not cured within 30 days after Executive has delivered written notice of such condition to the Employer. In each case, Executive must give the Bank notice of the condition within 90 days of the initial existence of the condition, or any termination will not be considered to be for Good Reason.

(v)The "Change in Control Payment" will equal 2 times the average of the Executive's total taxable compensation from the Bank includable in taxable income for the five calendar years preceding the date of the Change in Control, determined in a manner consistent with Section 280G of the Code, subject to the maximum payment provisions below. The Change in Control Payment shall be made in a lump sum in cash 30 days after the date of Termination of Employment triggering the payment. This payment shall not reduce or offset any other pay or benefits then due or owing Executive, and no reduction shall be made on account of future employment.

(vi)For all purposes of this Agreement, a "Change in Control" of the Bank means: (A) an event or series of events which have the effect of any "person" as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than any trustee or other fiduciary holding securities of the Bank under any employee benefit plan of the Bank, becoming the "beneficial owner" as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of Bank representing 50% or more of the combined voting power of the Bank's then outstanding stock ; (B) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of the Bank cease for any reason to constitute a majority thereof, unless the election, or the nomination for election by the stockholders, of each new director was approved by either the Holding Company or by a vote of at least two-thirds of the Bank's directors then still in office who were directors at the beginning of the period; (C) the business of the Bank is disposed of pursuant to a partial or complete liquidation, sale of assets, or otherwise.

(vii)In no event shall any amount payable under any provision of this Agreement equal or exceed an amount which would cause the Bank to forfeit, pursuant to Code Section 280G(a), its deduction for any or all such amounts payable. Pursuant to this Section the Bank shall reduce severance benefits payable under this Agreement, if such benefits alone or in conjunction with termination benefits provided under other Bank plans or agreements between Executive and the Bank, would cause the Bank to forfeit otherwise deductible payments; provided, however that no benefits payable under this Agreement shall be reduced pursuant to this Section to less than $ l.00 below the amount of benefits which Bank can properly deduct under Code Section 280G(a).

(viii)Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section l8(k) of the FDIA (12 U.S.C. §1828(k)) and 12C.F.R. Part 359. No Change in Control Payment will be made to Executive under this Agreement unless the Federal Deposit Insurance Corporation (the "FDIC") and the Office of the Comptroller of the Currency (the "OCC") provide any necessary approvals of the Change in Control Payment prior to it being paid.

(b)Discretionary Bonuses. The Board, in its sole discretion, may develop a bonus program which includes Executive and awards Executive additional bonuses from time to time in amounts that it determines proper. For avoidance of doubt, the Board has no obligation to award any additional bonuses to Executive.

(c)Forfeiture; Clawback. If, prior to payment of any Change in Control Payment or bonus to Executive, it is determined that Executive (A) committed any fraudulent act or omission, breach of trust or fiduciary duty, or insider abuse with regard to the Bank that has had or is likely to have a material adverse effect on the Bank, (B) is substantially responsible for the insolvency of, the appointment of a conservator or receiver for, or the troubled condition, as defined by applicable regulations of the appropriate federal banking agency, of the Bank, (C) has materially violated any applicable federal or state banking law or regulation that has had or is likely to have a material effect on the Bank, or (D) has violated or conspired to violate Sections 215, 656, 657, 1005, 1006, 1007, 1014, 1032, or 1344 of title 18 of the United States Code, or Sections 1341 or 1343 of such title affecting the Bank, then Executive will automatically and immediately forfeit any right to be paid such Change in Control Payment or bonus . If, after a Change in Control Payment or bonus is paid to Executive, the Board determines in good faith that any of the matters set forth in clauses (A) through (D) of this Section apply to the Executive, then the Executive must promptly (and in any event, within 10 business days following written notice to Executive) return to the Bank an amount equal to the Change in Control Payment and/or bonus in immediately available funds.

5.	Termination.

(a)Events of Termination. Notwithstanding any other provision of this Agreement to the contrary, this Agreement and Executive's employment with the Bank will terminate immediately upon the first of the following events to occur:

(i)Executive's death or Disability (unless, in the case of Disability, waived by the Bank);

(ii)30 days after Executive gives notice of his voluntary termination of his employment for any reason (unless such notice or 30-day period is waived by the Bank); or

(iii)termination by the Bank for Cause, as defined in Section 4(a)(iii).

(b)Effect of Termination. Upon termination of Executive's employment pursuant to this Section 5, Executive will be entitled to his Base Salary and benefits through the date of termination and will be entitled to no additional compensation or benefits. In addition, if Executive is terminated for any reason, Executive must resign from all offices Executive holds with the Bank and its affiliates.

(c)Disability. "Disability" means Executive's inability (as determined by a physician appointed by the Bank) due to accident or physical or mental illness, to adequately and fully perform the duties that Executive was performing for Executive when the disability began, with the reasonable expectation that such inability will continue for at least 180 days notwithstanding any reasonable accommodation required by state or federal disability anti-discrimination laws. If at any time during the Term the physician appointed by the Bank makes a determination with respect to Executive's Disability, that determination shall be final, conclusive, and binding upon the Bank, Executive, and their successors in interest.

6.	Nonsolicitation; Confidentiality

(a)Confidentiality.

(i)General. Executive acknowledges that the Bank continually develops Confidential Information, that Executive may develop Confidential Information for the Bank, and that Executive may learn of Confidential Information during the course of his employment. Executive will comply with the policies and procedures of the Bank for protecting Confidential Information and may never disclose to any person (except as required by applicable law or for the proper performance of his duties and responsibilities), or use for his own benefit or gain, or otherwise use in a manner adverse to the interests of the Protected Parties, any Confidential Information obtained by Executive incident to his employment or other association with the Bank. Executive understands that this restriction will continue to apply after his employment terminates, regardless of the reason for such termination.

(ii)Return of Documents. All documents, records, tapes, or other media of every kind and description containing Confidential Information or otherwise relating to the business, present or otherwise, of the Protected Parties, and any copies, in whole or in part, thereof ("Documents"), whether or not prepared by Executive, and any and all equipment or other tangible personal property provided by the Bank for Executive's use ("Company Property"), is the sole and exclusive property of the Bank. Executive must safeguard all Documents and Company Property, and must surrender to the Bank at the time his employment terminates, or at such earlier time(s) as the Board or its designee may specify, all Documents and all Company Property then in Executive's possession or control.

(iii)Confidential Information. "Confidential Information" means any and all information of the Protected Parties that is not generally known by the public, that is proprietary, or that would reasonably be considered confidential. Without limiting the generality of the foregoing , Confidential Information includes, but is not limited to, information relating to (A) the services or products sold or offered by the Protected Parties, (B) the costs , sources of supply, financial performance and strategic plans of the Protected Parties, (C) the identity and special needs of the customers of the Protected Parties, and (D) the people and organizations with whom the Protected Parties have business relationships, and the nature of those relationships. Confidential Information also includes comparable information that the Protected Parties have received belonging to others, or that was received by a Protected Party with an understanding that it would not be disclosed.

(iv)Protected Parties. "Protected Parties" means the Bank, the Holding Company, their affiliates, and any direct or indirect subsidiaries thereof.

(b)Nonsolicitation. During the Term and for a two-year period following the termination of Executive's employment for any reason (the "Restricted Period"), Executive agrees that he will not directly or indirectly, whether for his own account or that of any other person or entity, attempt to or actually do any of the following:

(i)solicit, divert, or accept any portion of the business of any Customer of a Protected Party with respect to any product or service that is the same as, similar to, a substitute for, or competitive with any product or service offered by such Protected Parties;

(ii)induce any Customer of a Protected Party to cease doing business with such Protected Party or to reduce the volume of business they do with such Protected Party;

(iii)provide any advice to or otherwise induce a Customer of a Protected Party to cease doing business with such Protected Party or to reduce the volume of business it does with such Protected Party;

(iv)in any other way interfere with a Protected Party’s business or the relationship between a Protected Party and any other person or entity;

(v)in any manner recruit, solicit, induce, entice, or persuade any Employee of a Protected Party to terminate or change the Employee's employment or other relationship with such Protected Party or discuss the prospect of an Employee of a Protected Party leaving or changing employment with such Protected Party; or

(vi)hire, or induce the hiring of any Employee of a Protected Party.

For purposes of this Section 6(b) and Section 6(c), (x) the term "Customer" means any person or entity that is, or was within the one-year period immediately prior to the termination of Executive's employment, an actual or prospective customer or client of a Protected Party; and (y) the term "Employee" means any person or entity that is, or was during the Term, an employee, independent contractor, director, officer, or agent of a Protected Party or any person or entity whose engagement as an employee , independent contractor, director, officer, or agent of a Protected Party ended during the Term or the six-month period immediately following Executive's termination.

(c)No Competition. Executive agrees that during the Term and the Restricted Period, he will not:

(i)directly or indirectly, individually or as a consultant, employee, officer. director, stockholder, partner or other owner or participant in any entity or venture other than the Bank, accept any position or perform any services for a Competitor in any Indiana County in which the Bank then has an office or branch or any Indiana County adjacent to a County where the Bank has a branch; or

(ii)seek or accept employment with a Customer of the Bank for the performance, management, or supervision of services that might otherwise be provided by the Bank in any Indiana County in which the Bank then has an office or branch or any Indiana County adjacent to a County where the Bank has a branch.

For purposes of this Section 6(c), the term "Competitor" means any entity or venture other than the Bank that competes with any business in which the Bank or its affiliates is engaging or in which the Bank or such affiliates plan to engage.

(d)Tolling of Restricted Period. If Executive violates any of the restrictive covenants in Sections 6(b) or (c), then the Restricted Period will be tolled or will not begin to run, as the case may be, until the date on which Executive ceases to be in violation of such covenant.

(e)Non-Disparagement. Executive agrees and covenants that he will not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning any Protected Party, its businesses, or any of its employees, officers, existing and prospective customers, suppliers, investors, and other associated third parties.

(f)Exceptions. Nothing in this Section 6 prohibits Executive from purchasing or owning less than five percent (5%) of the publicly traded securities of any entity, but only if such ownership represents a passive investment and that Executive is not a controlling person of, or a member of a group that controls, such entity. In addition, this Section 6 does not, in any way, restrict or impede Executive from (i) exercising protected rights to the extent that such rights cannot be waived by agreement or (ii) complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. Executive must promptly provide written notice of any such compliance to the Bank.

(g)Equitable Remedies. Executive acknowledges that the restrictions contained in this Section 6, in view of the nature of the business in which the Bank is engaged, are reasonable and necessary in order to protect the legitimate business interests of the Bank and its affiliates. The Bank and Executive acknowledge and agree that any breach or threatened breach of the provisions of this Section 6 would cause irreparable injury and that a remedy at law would be inadequate. Therefore, in the event of a breach or a threatened breach by Executive of any provision of this Section 6, the Bank is entitled to an injunction or other equitable relief in any court of competent jurisdiction restraining Executive from the commission of such breach without any bond or other security being required and without the necessity of showing actual damages, and to recover its attorneys' fees, costs, and expenses related to the breach or threatened breach. Nothing contained herein should be construed as prohibiting the Bank from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of money damages. The covenants and disclosures in this Agreement must be construed as independent of any other provisions in this Agreement, and the existence of any claim or cause of action by Executive against the Bank, whether predicated on this Agreement or otherwise does not constitute a defense to the enforcement by the Bank of such covenants and agreements.

7.	Miscellaneous

(a)No Conflicts. Executive represents and warrants that (i) entering into and performing under this Agreement will not violate any contract to which Executive is a party; (ii) Executive is not party to any contract or subject to any restrictions that would impair his ability to fully perform under this Agreement; (iii) entering into and performing under this Agreement will not breach or give rise to any cause of action against Executive or the Bank under the terms of any contract to which he is a party; (iv) Executive has disclosed to the Bank any restrictive covenants (including noncompetition, nonsolicitation, and confidentiality) applicable to him under any contract to which he is or was a party.

(b)Assignment. The services to be rendered by Executive under this Agreement are unique and personal, and Executive may not assign any of Executive's rights or delegate any of Executive's duties under this Agreement. Except as provided in the immediately preceding sentence, this Agreement shall benefit Executive and Executive's heirs and personal representatives. The Bank may freely assign its obligations hereunder to any affiliate or any entity into which the Bank merges or consolidates or to which the Bank transfers all or substantially all of its assets.

(c)Severability. The provisions of this Agreement are severable. If any provision of this Agreement or application thereof is determined by a court of competent jurisdiction to be invalid, illegal, or otherwise unenforceable (in whole or in part), the validity, legality, or enforceability of all other applications of that provision, and of all other provisions and applications of this Agreement, will not in any way be affected. Such invalid, illegal, or unenforceable provision or application will be deemed not to be a part of this Agreement, and this Agreement will then be enforced to the maximum extent allowed by applicable law. If any provision of this Agreement is invalid in part or in whole, it will be deemed to have been amended, whether as to time, area covered or otherwise, as and to the extent required for its validity under applicable law and, as so amended, will be enforceable.

(d)Notices. Any notice or consent required or permitted hereunder shall be deemed to have been given when hand-delivered, three business days after mailing by certified mail, postage prepaid and return-receipt requested, one business day after mailing by a recognized overnight carrier, or upon confirmation of delivery by electronic mail, in each case to the intended recipient at the following address (or at such other address as either party may notify the other):

If to the Bank:

Dana Dunbar

Chairman of the Board of Directors

Mid-Southern Savings Bank, FSB 300 N. Water Street

PO Box 545

Salem, Indiana 47167

With a copy (which does not constitute notice) to: Attn:  R. James Straus

Frost Brown Todd LLC

400 West Market Street, Suite 3200 Louisville, Kentucky 40202

If to Executive:

Alexander G. Babey

3690 E Hwy 146

LaGrange, Ky 40031

(e)Governing Law: Venue: Consent to Jurisdiction. This Agreement shall be construed and enforced in accordance with the laws of the State of Indiana without regard to its conflicts of laws principles to the extent they would require or permit the application of the laws of any other jurisdiction. Subject to Section 6(g), each of the parties irrevocably agrees that any legal action or proceeding arising out of or in connection with this Agreement may be brought and determined in any Indiana state or federal court located in (or nearest to) Washington County, Indiana (or if such court lacks subject matter jurisdiction, in any appropriate Indiana state or federal court), and each of the parties irrevocably submits to the nonexclusive personal jurisdiction of the aforesaid courts, generally and unconditionally, with regard to any such action or proceeding arising out of or in connection with this Agreement. Each of the parties further agrees to accept service of process in any manner permitted by such courts. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or in connection with this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure lawfully to serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in any such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue or forum of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by any such court.

(f)Non-Waiver. A waiver of any provision of this Agreement must be in writing, and no such waiver will constitute a waiver of any other provision of this Agreement, whether or not similar. No failure to enforce any provision of this Agreement may be treated as or deemed a waiver of such provision. No waiver or consent will constitute a continuing waiver or consent or commit any party to provide a waiver in the future except to the extent specifically set forth in writing.

(g)Entire Agreement. This Agreement constitutes the entire understanding and agreement between, and supersedes all other agreements, understandings and communications between the Bank or any of its affiliates and Executive. There are no other agreements, conditions or representations, oral or written, expressed or implied with regard thereto. This Agreement may be amended only in writing, signed by both parties.

(h)Headings. The headings in this Agreement have been inserted solely for convenience of reference and shall not be considered in the interpretation or construction of this Agreement.

(i)Construction of Terms: Pronouns and Number. For avoidance of doubt, references in this Agreement to Executive's termination of employment include a termination by the Bank, Executive's resignation, the end of Executive's employment due to nonrenewal of this Agreement, or any other event that causes Executive's employment to end pursuant to the terms of this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or the plural includes the singular and the plural, and pronouns stated in either the masculine, feminine, or neuter gender includes the masculine, feminine, and neuter gender.

(j)Counterparts. This Agreement may be executed any number of counterparts, each of which is deemed an original but all of which together constitute one and the same instrument. This Agreement may be executed and delivered by facsimile or other electronic transmission.

(k)Payments. All amounts payable under this Agreement shall be subject to such deductions and withholdings as the Bank reasonably determines should be withheld pursuant to any applicable law or regulation.

(l)Survival. All provisions of this Agreement that by their nature should survive any expiration or termination of this Agreement will so survive, including without limitation the restrictive covenants contained in Section 6.

(m)Tax Matters.

(i)Intent to Comply. Executive and the Bank agree and confirm that this Agreement is intended by both parties to provide for compensation that is exempt from Code Section 409A as a short-term deferral or that does not constitute "deferred compensation" within the meaning of Code Section 409A. This Agreement shall be interpreted, construed, and administered in accordance with this agreed intent; provided that the Bank does not promise or warrant any tax treatment of compensation hereunder. Executive is responsible for obtaining advice regarding all questions as to federal, state, local income, estate, payroll, or other tax consequences arising under this Agreement. In the event provisions of this Agreement do not comply with Code Section 409A, Executive and the Bank agree to use reasonable business efforts to amend this Agreement as necessary to bring it into compliance with Code Section 409A while, to the largest extent possible, maintaining the economic interests hereunder of both parties. This Agreement shall not be amended or terminated in a manner that would accelerate or delay payments except as permitted under Treasury Regulations under Code Section 409A.

(ii)Specified Employee. Notwithstanding anything in this Agreement to the contrary, if Executive is a "specified employee" within the meaning of Treasury Regulation Section 1.409A- I(i) (or any successor thereto) on Executive's termination of employment, any payments hereunder triggered by Executive's termination of employment and that are not separation pay under Treasury Regulations Section l.409A-l (b)(9), short-term deferral pay, or otherwise exempt from Code Section 409A, shall not begin to be paid until the earlier to occur of Executive's death or the date that is six months and one day after Executive's termination of employment , and at that time, Executive will receive in one lump sum payment all of the severance payment that would have been paid to Executive during the first six months following Executive's termination of employment. The Bank will determine, consistent with any guidance issued under Code Section 409A, the portion of severance payments that are required to be delayed, if any.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, and intending to be legally bound hereby, Executive and the Bank have executed this Agreement as of the date first set forth above.

/s/ Alexander G. Babey
Alexander G. Babey

MID-SOUTHERN SAVINGS BANK, FSB

By:	/s/ Dana Dunbar
Dana Dunbar, Chairman

Signature Page to Alexander G. Babey Executive Employment Agreement

AMENDMENT TO EMPLOYMENT AGREEMENT

WHEREAS, Alexander G. Babey and Mid-Southern Savings Bank, FSB are parties to an employment agreement dated October 1, 2016 (the “Agreement”); and

WHEREAS, Mid-Southern, M.H.C. is undertaking a the second step conversion from mutual to stock form, which necessitates the amendment of the change in control provision contained in Section 4 of the Agreement; and

WHEREAS, the Agreement may be amended by a writing signed by both parties.

Accordingly, the parties agree as follows:

1.Section 4(a)(vi) should be revised to read as follows, to be effective immediately prior to the second step conversion:

(vi) For all purposes of this Agreement, a "Change in Control" of the Bank means (A) an event or series of events that have the effect of any "person" as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than any trustee or other fiduciary holding securities of the Company under any employee benefit plan of the Company or the Bank, becoming the "beneficial owner" as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of the Company or the Bank representing 50% or more of the combined voting power of the Bank’s then-outstanding stock; (B) during any period of two consecutive years, individuals who at the beginning of such period constitute the board of directors of the Company cease for any reason to constitute a majority thereof, unless the election, or the nomination for election by the stockholders, of each new Company director was approved by the vote of at least two-thirds of the Company’s directors then still in office who were Company directors at the beginning of the period; or (C) the shareholders of the Company approving a definitive agreement to merge or consolidate the Company with or into another company (other than a merger or consolidation that would result in the holders of voting securities of the Company outstanding immediately prior to such transaction continuing to hold (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such transaction) or to sell or otherwise transfer all or substantially all of the Company's assets or to adopt a plan of liquidation. Notwithstanding the foregoing, the term "Change in Control" shall not include a second step conversion where Mid-Southern, M.H.C. converts from mutual to stock form in connection with a second step conversion where shares of Mid-Southern Bancorp are sold to the public and such shares are also issued in an exchange offering to existing stockholders of the Bank.

2. Any provision of the Agreement inconsistent with the foregoing amendment shall be deemed amended to be consistent therewith, and the Agreement shall be interpreted accordingly.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have executed this amendment to the Agreement as of the date set forth above.

EXECUTIVE

/s/ Alexander G. Babey
Alexander G. Babey

MID-SOUTHERN SAVINGS BANK, FSB

By:	/s/ Dana J. Dunbar
Dana J. Dunbar, Chairman

FIRST AMENDMENT

EXECUTIVE EMPLOYMENT AGREEMENT

This is the First Amendment (the “Amendment”) dated as of February 1, 2018 to the Executive Employment Agreement dated as of October 1, 2016 (the “Agreement”) between Mid-Southern Savings Bank, FSB (the “Bank”) and Alexander G. Babey (“Executive”).

1.The Agreement is hereby amended so that the “Effective Date” as that term is used in the Agreement is February 1, 2018. Unless earlier terminated pursuant to Section 5 of the Agreement, the initial term of the Agreement begins on the new Effective Date and ends on the three-year anniversary of the new Effective Date.

2.All other terms of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, and intending to be legally bound hereby, Executive and the Bank have executed this Amendment as of February 1, 2018.

/s/ Alexander G. Babey
Alexander G. Babey

MID-SOUTHERN SAVINGS BANK, FSB

By:	/s/ Dana Dunbar
Dana Dunbar, Chairman

SECOND AMENDMENT

EXECUTIVE EMPLOYMENT AGREEMENT

This is an Amendment (“Amendment”) to the Executive Employment Agreement dated and effective October 1, 2016 between Mid-Southern Savings Bank, FSB (the “Bank”) and Alexander G. Babey (“Executive”), (“Employment Agreement”).  This Amendment is effective as of January 1, 2021.

WHEREAS, Executive is employed by the Bank, pursuant to the terms of the Employment Agreement;

WHEREAS, according to Section 1 of the Employment Agreement, at the end of the initial term of the Employment Agreement and any subsequent term, the Employment Agreement is automatically extended for successive 12-month periods, unless either party gives notice of nonrenewal at least 60 days in advance of the expiration of the initial term or a subsequent term; and

WHEREAS, the parties wish to amend the Employment Agreement so that automatic renewal after the expiration of a term is for a period of 36 months instead of 12 months.

NOW THEREFORE, in consideration of the premises and the mutual covenants and undertakings hereinafter set forth, the Bank and Executive agree as follows:

1.Effective as of January 1, 2021, Section 1 of the Employment Agreement is deleted in its entirety and replaced with the following:

1.Employment and Term

The Bank will employ Executive as President and Chief Executive Officer, and Executive accepts the employment, on the terms and conditions set forth in this Agreement. Unless earlier terminated pursuant to Section 5, the initial term of this Agreement begins on the Effective Date and ends on the three-year anniversary of the Effective Date; thereafter, the term of this Agreement will automatically be extended for additional 36-month periods unless the Bank or Executive gives a notice of non-extension to the other party at least 60 days before the end of the initial term or the then-current 36-month period. The "Term" of this Agreement is the initial term together with all 36-month extensions. The Term will end upon the termination of this Agreement by one or more of the parties hereto.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth below.

MID-SOUTHERN SAVINGS BANK, FSB

By:	/s/ Dana Dunbar
Dana Dunbar, Chairman

Date:	January 28, 2021

ALEXANDER G. BABEY

/s/ Alexander G. Babey
Alexander G. Babey

Date:	January 28, 2021